EX-99.(h)(iv)

SUBCONTRACT FOR FUND ADMINISTRATION AND ACCOUNTING SERVICES

THIS AGREEMENT is made as of ________ __, 2013, by and between Franklin Templeton Services, LLC (“FT Services”), an indirect, wholly owned subsidiary of Franklin Resources, Inc., and BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, Franklin Alternative Strategies Funds (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended, on behalf of each series of the Trust listed on Exhibit A hereto (as such Exhibit be amended from time to time) (each a “Fund”), has entered into an Investment Management Agreement dated _________ __, 2013 with K2/D&S Management Co., L.L.C., an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Adviser”), for the provision of investment advisory, fund administration and accounting services to the Funds; and

WHEREAS, the Adviser has entered into a [Subcontract for Fund Administrative and Accounting Services dated _________ __, 2013] with FT Services, for the provision of fund administration and accounting services to the Funds (the “FT Services Agreement”); and

WHEREAS, FT Services desires to retain BNY Mellon to provide the fund administration and accounting services described herein to the Funds, and BNY Mellon is willing to provide such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

                “1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of FT Services, duly authorized to execute this Agreement and to give Instructions on behalf of FT Services as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.  From time to time FT Services may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to reasonably rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the board of trustees of the Trust.

“Confidential Information” shall have the meaning given in Section 21 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Trust’s Board authorizing the execution, delivery and performance of this Agreement, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Net Asset Value” shall mean the per share value of a Fund, calculated in accordance with generally accepted accounting principles in the United States and in accordance with the Trust’s valuation procedures as more fully described in the Fund’s Offering Materials.

“Offering Materials” shall mean a Fund’s currently effective prospectus and statement of additional information, including effective amendments thereto.

“Organizational Documents” shall mean certified copies of the Trust’s certificate of trust, declaration of trust, bylaws, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

2.      Appointment.

FT Services hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein.  BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.      Representations and Warranties of FT Services.

FT Services hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a)           It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)           This Agreement has been duly authorized, executed and delivered by FT Services in accordance with all requisite action and constitutes a valid and legally binding obligation of FT Services, enforceable in accordance with its terms;

(c)           It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or bylaws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement;

(d)           The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund;

(e)           Each person named on Exhibit B hereto is duly authorized by FT Services to be an Authorized Person hereunder;

(f)           Without limiting the provisions of Section 21 herein, FT Services shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure.  FT Services shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of FT Services’ obligations of confidentiality hereunder; and

(g)           FT Services shall promptly notify BNY Mellon in writing of any and all material legal proceedings or securities investigations filed or commenced against FT Services.

4.      Representations and Warranties of BNY Mellon.

BNY Mellon hereby represents and warrants to FT Services, which representations and warranties shall be deemed to be continuing, that:

(a)           It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)           This Agreement has been duly authorized, executed and delivered by

BNY Mellon in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms;

(c)           It has developed and implemented policies and procedures reasonably designed to prevent or detect instances when it is not conducting its business in compliance with all applicable laws and regulations, both state and federal;

(d)           It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement;

(e)           It has developed and implemented commercially reasonable business continuity and disaster recovery policies, procedures and facilities (the “Disaster Recovery Plan and Back-Up System”) that, at all times, satisfy the requirements of its regulators and all applicable law, rules, and regulations; and

(f)           It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.      Delivery of Documents.

(a)           FT Services will promptly deliver to BNY Mellon true and correct copies of the resolutions of the managing member(s) of FT Services authorizing the execution, delivery and performance of this Agreement on behalf of FT Services.

(b)           FT Services shall promptly provide, deliver, or cause to be delivered, or shall cause the Trust to promptly provide, deliver, or cause to be delivered, from time to time, to BNY Mellon the Trust’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder.  BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.  Such delivery may be made by electronic mail to the address provided in Section 19 hereof.

6.      Duties and Obligations of BNY Mellon.

(a)           Subject to the direction and control of FT Services and the provisions of this Agreement, BNY Mellon shall provide to the Funds the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)           In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)           BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records, except to the extent specifically set forth herein, or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of FT Services or any other person, and FT Services acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d)           FT Services shall cause the Trust’s officers, advisors, sponsor, distributor, legal counsel (subject to any applicable privileges), independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon reasonable request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which, in the reasonable opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder.  In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons, and BNY Mellon shall be held harmless by FT Services when acting in good faith reliance upon such information, documents or advice relating to the Trust.

(e)           Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph BNY Mellon may not use FT Services’, the Funds’ or any of their affiliates’ proprietary information, know-how or methodologies in providing such services to such other third parties.

(f)           Subject to the provisions of this Agreement, BNY Mellon shall compute the Net Asset Value of a Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then-effective Offering Materials of the Fund and in accordance with the Trust’s valuation procedures actually provided to BNY Mellon, except that, notwithstanding any language in the Offering Materials, in no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Trust.  BNY Mellon shall provide a report of such Net Asset Value to FT Services and the Trust in accordance with Schedule I, as amended from time to time.  To the extent valuation of securities or computation of a Net Asset Value as specified in the Fund’s then-effective Offering Materials and valuation procedures actually provided to BNY Mellon are at any time inconsistent with FT Services’ or the Trust’s reasonable interpretation of any applicable laws or regulations, FT Services shall promptly so notify BNY Mellon in writing and thereafter BNY Mellon shall value securities and/or compute Net Asset Value or other computations consistent with the Fund’s Offering Materials and valuation procedures actually provided to BNY Mellon, as they may be amended, which amendments shall constitute a representation by FT Services (which representation shall be deemed to be continuing) that the same is consistent with all applicable laws and regulations and with the Trust’s amended Offering Materials or valuation procedures.  FT Services may also from time to time instruct BNY Mellon in writing to compute the value of the securities or Net Asset Value in a manner other than as specified in this paragraph.  By giving such instruction, FT Services shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then-effective Offering Materials of the Fund and valuation procedures of the Trust.  The Trust shall have sole authority and responsibility for determining the method of valuation of securities and the method of computing Net Asset Value.

(g)           FT Services shall furnish, or cause the Trust to furnish, BNY Mellon with, and BNY shall comply with, any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNY Mellon, FT Services or the Trust in the performance of BNY Mellon’s duties hereunder, including, without limitation, valuation procedures describing the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s).  BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state, or foreign income taxes unless FT Services or the Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value; provided, however, that (i) FT Services or the Trust may specify the precise amount in the form of rules to be applied by BNY Mellon (e.g., applicable tax rates) and (ii) with respect to foreign securities, BNY Mellon will book minimum withholding taxes on interest, dividends and gains.  FT Services shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies FT Services that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon that FT Services directs BNY Mellon to utilize, and that BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, FT Services also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder.  BNY Mellon shall use the particular securities pricing or similar services as may be specified by FT Services, or by the Trust in the Trust’s pricing procedures as they may be amended from time to time, provided that BNY Mellon has existing subscriptions to facilitate the use of such services.

(h)           BNY Mellon may apply to an Authorized Person of FT Services for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder and, subject to its carrying out such Instructions in accordance with its standard of care as set forth herein, BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such Instructions.  Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this

Agreement and the date on and/or after which such action shall be taken.

(i)           BNY Mellon may consult with its own counsel at its own expense, or with counsel to FT Services at FT Services’ expense with approval by FT Services, with respect to any matter arising in connection with the services to be performed by BNY Mellon under this Agreement and, subject to its carrying out such actions in accordance with its standard of care as set forth herein, shall be fully protected with respect to anything done or omitted by it in good faith and in accordance with the advice or opinion of FT Services’ counsel.

(j)           BNY Mellon is responsible for identifying securities and transactions whose U.S. tax treatment differs from the treatment under U.S. generally accepted accounting principles.  BNY Mellon may consult with FT Services or its Authorized Persons to determine the appropriate U.S. tax treatment for certain complex securities or transactions.  As provided in Schedule I attached hereto, BNY Mellon shall perform various duties in support of the tax position of the Funds.

(k)           BNY Mellon shall have no duties or responsibilities whatsoever with respect to the services provided hereunder except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation, except for those set forth herein, shall be implied against BNY Mellon in connection with this Agreement.

(l)           BNY Mellon, in performing the services required of it under the terms of this Agreement, and subject to its standard of care as set forth herein, shall be entitled to rely in good faith on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by FT Services.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information from a pricing or similar service utilized, or subscribed to, by BNY Mellon which FT Services directs BNY Mellon to utilize, and which BNY Mellon, in good faith and in its reasonable judgment, deems reliable, BNY Mellon, subject to its standard of care, relating to the input of such pricing, as set forth herein, shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(m)           BNY Mellon, in performing the services required of it under the terms of this Agreement, shall notify FT Services of any accrued interest that remains unpaid on its contractual interest payment date, but shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by FT Services or the Trust.

(n)           Subject to BNY Mellon’s obligation to maintain a commercially reasonable Disaster Recovery Plan and Back-Up System, neither FT Services nor BNY Mellon shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) that occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without FT Services or BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement, where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY Mellon in the performance of its duties under this Agreement.  Upon the occurrence of any such delay or failure, BNY Mellon shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

(o)           BNY Mellon agrees to as promptly as practicable under the circumstances, notify FT Services in the event of any of the following:

I.           Any of the representations and warranties of BNY Mellon in Section 4 above cease to be true and correct; or

II.           BNY Mellon is for any reason unable to perform any of its obligations under this Agreement.

(p)           In performing the services hereunder, BNY Mellon shall comply with the applicable provisions of each Fund’s Offering Materials.

(q)           On a quarterly basis, BNY Mellon will provide to FT Services and the Trust certifications in connection with Rule 38a-1 under the 1940 Act, including an attestation as to whether there have been any material changes to the policy and procedures summaries provided to the Trust, and sub-certifications related to the Sarbanes-Oxley Act of 2002.

(r)           BNY Mellon will furnish to FT Services and the Trust, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) and an agreed-upon procedures report, as well as such other reports and information relating to BNY Mellon’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

(s)           BNY Mellon shall maintain levels and types of insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages, which are determined by its board of directors/trustees to be appropriate for its business.  Such types and levels of coverage are consistent with the types and levels maintained in the industry by other high quality fund administrators for registered investment companies.

(t)           BNY Mellon shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by FT Services or the Trust from time to time, to such accountants for the expression of their opinion.

(u)           In performing the services set forth in this Agreement, BNY Mellon shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Board, and with the provisions of each Fund’s Offering Materials.

7.      Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by FT Services (who, in turn, may allocate such costs and expenses to the appropriate Fund in accordance with the FT Services Agreement).

8.      Portfolio Compliance Services.

(a)           If Schedule I contains a requirement for BNY Mellon to provide the Funds with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 8 (the “Portfolio Compliance Services”).  The precise compliance review and testing services to be provided shall be as mutually agreed between BNY Mellon and FT Services, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by FT Services and the Trust.  BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b)           FT Services will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt.  In addition, if FT Services learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, FT Services will notify BNY Mellon of such condition within five (5) business days after discovery thereof.

(c)           While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Portfolio Compliance Services, FT Services’ sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected, and in connection therewith it shall correct any error or omission, if practicable, and prepare a corrected report, at no cost to FT Services or the Trust.

9.      Rule 38a-1 and Regulatory Administration Services.

(a)           If Schedule I contains a requirement for BNY Mellon to provide the Funds with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 9 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)           Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Funds or any other person.

(c)           All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by FT Services, the Trust and by the Trust’s legal counsel.  The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of FT Services, the Trust and/or the Trust’s chief compliance officer (the “Trust’s CCO”), as applicable.  BNY Mellon disclaims liability to the Trust, and the Trust is solely responsible, for the selection, qualifications and performance of the Trust’s CCO and the adequacy and effectiveness of the Trust’s compliance program.

10.      Standard of Care; Indemnification.

(a)           Except as otherwise provided herein, BNY Mellon shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against FT Services, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.  In no event shall either BNY Mellon or FT Services be liable to the other party or to any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY Mellon shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, in good faith reliance on incomplete or inaccurate specifications or other information furnished by FT Services, unless such loss, damage or expense arises out of BNY Mellon’s bad faith, negligence, willful misconduct or reckless disregard in the performance of its duties hereunder.

(b)           FT Services shall indemnify and hold harmless BNY Mellon from and against any and all third party costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon by a third party, (x) by reason of or as a result of any action taken or omitted to be taken by BNY Mellon without bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder; (y) in reasonable reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed; (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon); (iii) any Instructions; or (iv) any opinion of legal counsel for FT Services or BNY Mellon; or (z) arising out of transactions or other activities of FT Services that occurred prior to the commencement of this Agreement; provided, that FT Services shall not indemnify BNY Mellon for costs, expenses, damages, liabilities or claims for which BNY Mellon is liable under the preceding sub-section 10(a).  This indemnity shall be a continuing obligation of FT Services, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, FT Services shall indemnify BNY Mellon against and save BNY Mellon harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.           Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described in (iii) and (iv) above or by or on behalf of FT Services;

II.           Action or inaction taken or omitted to be taken by BNY Mellon pursuant to Instructions or otherwise without bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder;

III.           Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel of FT Services;

IV.           Any improper use by FT Services of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.           The method of valuation of a Fund’s portfolio securities and the method of computing each Fund’s Net Asset Value; provided that such valuation or computation conforms to the Fund’s Offering Materials and valuation procedures actually provided to BNY Mellon; or

VI.           Any valuations of a Fund’s portfolio securities or the Net Asset Value provided to BNY Mellon by FT Services.

(c)           FT Services and the Funds shall not be responsible for, and BNY Mellon shall indemnify and hold FT Services and the Funds harmless from and against, any and all third party costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by FT Services and finally determined by an arbiter of appropriate jurisdiction as a result of BNY Mellon’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

(d)           In order that the indemnification provisions contained in this Section 10 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.  In no event will FT Services or the Funds be liable for any settlement of any action or claim effected without their prior written consent.

(e)           Actions taken or omitted in good faith reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for FT Services or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(f)           The terms of this Section 10 shall survive the termination of this Agreement.

11.      Compensation.

For the services provided hereunder, FT Services agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by FT Services and BNY Mellon from time to time and such reasonable out-of-pocket expenses (as set forth in Exhibit C) as are incurred by BNY Mellon in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNY Mellon shall deliver to FT Services invoices for services rendered hereunder, and FT Services shall have a reasonable time period to review and approve the payment of such invoices.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY Mellon, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

12.      Records; Visits.

(a)           The books and records pertaining to the Trust and the Funds which are in the possession or under the control of BNY Mellon shall be the property of the Trust and Funds.  FT Services, the Trust and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours.  Upon the reasonable request of FT Services or the Trust, copies of any such books and records shall be provided by BNY Mellon to FT Services, the Trust or to an Authorized Person, at the Trust’s expense.
(b)           BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of each Fund’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.  BNY will take reasonable actions to maintain the confidentiality of the Funds’ records, which may nevertheless be disclosed to the extent required by law or this Agreement, or to the extent permitted by the Trust.
13.      Term of Agreement.

(a)           This Agreement shall continue until terminated by either BNY Mellon giving to FT Services, or FT Services giving to BNY Mellon, a notice in writing specifying the date of such termination, which date shall be not less than ninety (90) days after the date of the giving of such notice.  Upon termination hereof, FT Services shall pay to BNY Mellon such compensation as may be due as of the date of such termination, and shall reimburse BNY Mellon for any disbursements and expenses made or incurred by BNY Mellon and payable or reimbursable hereunder.

(b)           Either party may terminate this Agreement on thirty (30) days’ prior written notice to the other party if the other party fails to perform its obligations hereunder in a material respect after notice of such failure and a reasonable time to correct.

(c)           Notwithstanding any other provision of this Agreement, either party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other party any such case or proceeding; (ii) the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due.  Either party may exercise its termination right under this Section 13(c) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by either party of its termination right under this Section 13(c) shall be without any prejudice to any other remedies or rights available to the party and shall not be subject to any fee or penalty, whether monetary or equitable.  Notwithstanding the provisions of Section 19, notice of termination under this Section 13(c) shall be considered given and effective when given, not when received.

14.      Amendment.

(a)           This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and FT Services to be bound thereby, and authorized or approved by FT Services and the Board.

(b)           Notwithstanding any other provisions contained in this Agreement, FT Services may, without BNY Mellon’s consent, amend Exhibit A to add or delete Funds and Exhibit B to change Authorized Persons, and provided further that FT Services provide at least thirty (30) days’ notice to BNY Mellon of each such amendment to Exhibit A.

15.      Assignment; Subcontracting.

(a)           This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by FT Services without the written consent of BNY Mellon, or by BNY Mellon without the written consent of FT Services.

(b)           Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives FT Services thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement, and it will use commercially reasonable efforts to provide advance written notice to FT Services of its so doing, but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of FT Services and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select, monitor and retain such unaffiliated third party approved by FT Services; and (iv) BNY Mellon, in the course of providing certain additional services requested by FT Services, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, upon advance written notice to FT Services, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality.  BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select, monitor and retain the Vendor.  Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and FT Services is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)           As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, FT Services will pay to BNY Mellon such fees as may be agreed to in writing by FT Services and BNY Mellon.  In turn, BNY Mellon will be responsible for paying the Vendor’s fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to FT Services.

16.      Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  BNY Mellon and FT Services hereby consent to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York City, New York in connection with any dispute arising hereunder, and waive to the fullest extent permitted by law their right to a trial by jury.

17.      Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18.      No Waiver.

Each and every right granted to BNY Mellon or FT Services hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity,

shall be cumulative and may be exercised from time to time.  No failure on the part of BNY Mellon or FT Services to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or FT Services of any right preclude any other or future exercise thereof or the exercise of any other right.

19.      Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to FT Services, at

Franklin Templeton Investments
One Franklin Parkway
San Mateo, California 94403
Attention:  Steven J. Gray
Title:  Senior Associate General Counsel
Email: sgray@frk.com

if to BNY Mellon, at

BNY Mellon

Attention:
Email:

with a copy to:

The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing
Email:

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

20.      Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

21.      Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of FT Services, a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords FT Services, a Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 21 shall survive termination of this Agreement.  BNY Mellon represents and warrants that it has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information provided hereunder by FT Services, the Trust, the Trust’s investment adviser or any of their affiliates to such policies and measures.  Nothing in this Agreement shall be deemed to authorize BNY

Mellon to waive attorney-client, work product or other legal privilege by or on behalf of FT Services, the Trust, the Trust’s investment adviser or any of their affiliates.

22.  Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, neither party (including a party’s affiliates) shall (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the other party’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a an employee by a party (including the party’s affiliates) if the employee was identified as a result of the employee’s response to a general advertisement by the party in a publication of trade or industry interest or other similar general solicitation by the party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

FRANKLIN TEMPLETON SERVICES, LLC

By: __________________________

Name: ________________________

Title: _________________________

BNY MELLON INVESTMENT SERVICING (US) INC.

By: __________________________

Name: _______________________

Title: ________________________

EXHIBIT A

List of Funds

Name	Ticker Symbol
Franklin K2 Alternative Strategies Fund	[_____]

EXHIBIT B

I, ___________________________, of Franklin Templeton Services, LLC (“FT Services”) do hereby certify that:

The following individuals serve in the following positions with FT Services, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the FT Services’ charter or bylaws, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an “Authorized Person” under the Subcontract for Fund Administration and Accounting Services dated as of ___________________, 2013, between FT Services and BNY Mellon Investment Servicing (US) Inc.

Name                                              Position                                        Signature

EXHIBIT C

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of FT Services, the Trust, the appropriate Trust officers, counsel to FT Services or the Trust and accountants of the Trust, as may be applicable.  The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for each Fund:

▪	Journalize investment, capital share and income and expense activities;

▪	Maintain individual ledgers for investment securities;

▪	Maintain historical tax lots for each security;

▪
Reconcile cash and investment balances of each Fund with the Fund’s custodian or other entities as appropriate and provide a Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

▪	Calculate various contractual expenses;

▪	Calculate and record any voluntary/contractual waiver of certain fees and or the reimbursement of fees over a stated limitation, as applicable;

▪	Calculate capital gains and losses;

▪	Calculate and record withholding taxes on the income of foreign investments when imposed by those foreign countries;

▪	Accrual of capital gains or self-assessed taxes identified in the Fund’s NAV, as applicable;

▪	Determine net income in accordance with generally accepted accounting principles in the United States;

▪
Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s Valuation committee, or if such quotes are unavailable, then obtain such prices from the Fund’s Valuation committee, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Fund’s Valuation committee or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

▪	Compute net asset value in accordance with generally accepted accounting principles in the United States;

▪	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser; and

▪	Compute yields and portfolio average dollar-weighted maturity as applicable.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Fund; each report prepared in accordance with generally accepted accounting principles in the United States or the appropriate regulatory requirements:

▪	Financial Statement Preparation & Review

•	Prepare the Fund’s annual and semi-annual shareholder reports1 for shareholder delivery and for inclusion in Form N-CSR;

•	Prepare the Fund’s quarterly schedule of portfolio holdings1 for inclusion in Form N-Q;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

•	Prepare and file (or coordinate the filing of) a Fund’s Form N-SAR;

•	Prepare and file (or coordinate the filing of) a Fund’s Form 24f-2; and

•	Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

▪	Typesetting Services2

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•
Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•	Process, convert and load security and general ledger data;

•
Include data in financial reports provided from external parties to BNY Mellon which, includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•
Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and FT Services, BNY Mellon will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

o	front/back cover;

o	table of contents;

o	shareholder letter;

o	Management Discussion and Analysis commentary;

1 Requires “Typesetting Services” as described herein.

o	sector weighting graphs/tables;

o	disclosure of Fund expenses;

o	schedules of investments;

o	statement of net assets;

o	statements of assets and liabilities;

o	statements of operation;

o	statements of changes;

o	statements of cash flows;

o	financial highlights;

o	notes to financial statements;

o	report of independent registered public accounting firm;

o	tax information; and

o	additional Fund information as mutually agreed in writing between BNY Mellon and FT Services.

•
Unless mutually agreed in writing between BNY Mellon and FT Services, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports.  At the request of FT Services and upon the mutual written agreement of BNY Mellon and FT Services as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to change format or layout of reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for each Fund:

▪	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities and transactions identified by BNY Mellon and/or FT Services that require such treatment and prepare supporting schedules detailing those differences;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

▪	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities and transactions identified by BNY Mellon and/or FT Services that require such treatment and prepare supporting schedules detailing those differences;

•	As needed, prepare annual tax-based distribution estimates for each Fund; and

•	Provide FT Services with a recommended distribution amount sufficient to meet the applicable requirements under Subchapter M and the applicable excise tax requirements.

▪	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Calculate distribution rate per share;

•
Identify foreign markets in which the Fund invests which may be subject to capital gains or other self-assessed taxes, calculate any related tax liabilities and accruals for recording into the Fund’s daily NAV, and where applicable, prepare for execution and filing any needed foreign tax returns;

•	Prepare year-end primary, secondary, and NRA layout of Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

▪	Uncertain Tax Provisions

•	Document all material tax positions taken by a Fund with respect to specified fiscal years identified by BNY Mellon and/or FT Services (“Tax Positions”);

•
Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, (v) Subchapter M compliance work papers, and (vi) any other tax work papers or calculations;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•	Delivery of a written report to FT Services detailing such items.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

▪
In accordance with Instructions received from FT Services, and subject to portfolio limitations as provided by FT Services to BNY Mellon in writing from time to time, monitor a Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

▪
Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and provide periodic updates to FT Services, including the results of preliminary and final asset diversification tests and the results of qualifying income tests;

▪
Establish appropriate expense accruals, calculate voluntary/contractual waiver of certain fees and or the reimbursement of fees over a stated limitation and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

▪
Based on recommendations of income distributions from BNY Mellon and approved by FT Services, calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

▪	Calculate total return information;

▪	Coordinate a Fund’s annual audit;

▪	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

▪
If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of a Fund’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification.  Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance.  BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

ADDITIONAL ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for each Fund:

▪	Prepare and coordinate the filing of Forms N-CSR, N-Q, and N-PX, as applicable (with FT Services supplying a Fund’s voting records in the format required by BNY Mellon)2;

▪	38a-1 Compliance Support Services

•
Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

All regulatory services are subject to the review and approval of Fund’s Counsel.

2 Separate fees will apply for the noted services should client elect to subscribe to said services.

APPENDIX I

ELECTRONIC ACCESS SERVICES AGREEMENT

This Electronic Access Services Agreement (“EASA”) between The Bank of New York Mellon (“BNYM”) and ___________________ (“Client”) made this __ day of _________, 20__, sets forth terms and conditions by which BNYM will provide the Electronic Delivery Mechanism, as defined below, to Client and those of its Affiliates identified on Schedule A to this Agreement (on whose behalf Client is legally authorized to contract and bind).

1.           As used herein, “Electronic Delivery Mechanism” means the electronic mechanisms used by Client and its Authorized Users (e.g., BNYM Web Sites, Proprietary Software, related support services provided by Third Party Service Providers) through which BNYM provides to Client and its Authorized Users (a) Proprietary Information and Client Data, (b) other services set forth or referenced in an addendum to the EASA, if any, and (c) the support of those mechanisms.  This EASA provides Client and its Authorized Users with read-only access to Proprietary Information and Client Data.  Clients wishing to perform transactions through the Electronic Delivery Mechanism must execute a separate supplemental agreement covering such services.

Capitalized terms used herein and not otherwise defined shall be defined as set forth in the Electronic Access Terms and Conditions.

2.           The parties hereby incorporate by reference, as though fully set forth herein, the Electronic Access Terms and Conditions in effect as of the date of this EASA (“Electronic Access Terms and Conditions” or “EATC”).  The Electronic Access Terms and Conditions can be found at the following website: http://workbench.mellon.com/public/TermsandConditions_12-01-09.pdf and can be provided upon the Client’s reasonable request.

3.           This EASA pertains to Electronic Delivery Mechanism only; other services provided by BNYM to Client shall be governed by separate agreements or by terms and conditions applicable to those services.  Where there is any conflict between this EASA and any other agreement by and between Client and BNYM (inclusive of any predecessors) relating to Electronic Delivery Mechanism, the terms of this EASA shall prevail, unless expressly stated otherwise in such other agreement.

4.           The term of this EASA commences on the date set forth above and continues until terminated as provided herein or in the EATC.  Either BNYM or Client may terminate this EASA upon sixty (60) days written notice to the other party or as otherwise provided in the EATC.

5.           This EASA, the EATC and any other supplements or addenda specifically agreed upon by the parties to this EASA, contain the entire agreement between the parties relating to the Electronic Delivery Mechanism and the provision through such Electronic Delivery Mechanism of Proprietary Information and Client Data, and supersede all prior written or oral communications between the parties on this subject.

6.           If any provision of this EASA or the EATC is for any reason held to be invalid, illegal or unenforceable, the remaining provisions shall remain valid and enforceable, and the unenforceable provision shall be deemed to have been modified as appropriate to carry out, to the full extent possible, the intent of such provision.

7.           This EASA may be amended by the parties through a written notice by BNYM to the Client, together with written acceptance by the Client of such amendment to this EASA.  This Agreement is not assignable by either party without the prior written consent of the other, except that BNYM may assign this EASA to any Affiliate of BNYM without such prior consent.  In addition to being subject to BNYM’s approval, any proposed assignment of this EASA by Client may be subject to further licensing requirements of Information Providers and Client agrees to take appropriate actions with respect to any such requirements.  Any assignment in violation of this provision shall be void.  This EASA and the EATC shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

8.           This EASA is governed by and construed in accordance with the substantive laws of the State of New York without regard to its choice of law provisions.   Each party waives the right to trial by jury in any action arising out of or relating to this EASA.

SCHEDULE A to APPENDIX I

Affiliates of Client